UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)  June 25, 2007

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

59 Maiden Lane, 6th Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 220-7120

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 25, 2007, the Company entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") to acquire all of the issued and outstanding shares of stock of Associated Industries Insurance Services, Inc (“Associated”) and its wholly-owned subsidiary, Associated Industries Insurance Company, Inc. The sellers are certain individuals and trusts affiliated with Associated. The Company agreed to pay approximately $41.2 million. This amount will be used to acquire all outstanding shares and to satisfy certain outstanding debt of Associated.

The Acquisition Agreement contains representations, warranties, covenants and indemnities which are customary for this type of transaction. The closing of the transaction is subject to regulatory approval and other customary closing conditions. The Stock Purchase Agreement may be terminated by the Company if the closing does not occur within 90 days.

Item 8.01 OTHER EVENTS

The Registrant issued a press release on June 25, 2007 announcing the entering into an agreement for the acquisition of Associated.  A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

The following exhibits are filed as part of this report.

Number	Description

99.1	Copy of press release issued by AmTrust Financial Services, Inc. dated June 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date: June 27, 2007	By:	/s/ Stephen Ungar
Stephen Ungar
Secretary